CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED                   EXHIBIT (12) (i) (i)
CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED DIVIDENDS

                                                            2006            2005                Year Ended December 31,
                                                     -------------------  --------  ----------------------------------------------
                                                     3 Months  12 Months  3 Months
                                                      Ended      Ended     Ended
                                                      Dec 31    Dec 31     Dec 31     2005     2004     2003        2002     2001
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
        Earnings: ($000)
A.        Net Income                                 $  6,919  $  34,871  $  7,646  $35,635  $38,648  $38,875     $32,524  $44,178
B.        Federal & State Income Tax                    3,439     21,528     5,184   23,936   28,426   26,981      21,690   (7,637)
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
C.        Earnings before Income Taxes               $ 10,358  $  56,399  $ 12,830  $59,571  $67,074  $65,856     $54,214  $36,541
                                                     ========  =========  ========  =======  =======  =======     =======  =======
D.        Fixed Charges
            Interest on Mortgage Bonds                      0          0         0        0        0      570       2,136    5,211
            Interest on Other Long-Term Debt            4,286     16,425     3,639   13,826   11,488   10,699       9,819   10,446
            Other Interest                                774      3,622       826    2,577    5,517    9,828 (1)  11,772   11,820
            Interest Portion of Rents  (2)                235        818       214      835      954      768         749      801
            Amortization of Premium & Expense on
              Debt                                        256        991       251    1,043    1,066    1,159       1,249    1,350
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
                Total Fixed Charges                  $  5,551  $  21,856  $  4,930  $18,281  $19,025  $23,024     $25,725  $29,628
                                                     ========  =========  ========  =======  =======  =======     =======  =======
E.        Total Earnings                             $ 15,909  $  78,255  $ 17,760  $77,852  $86,099  $88,880     $79,939  $66,169
                                                     ========  =========  ========  =======  =======  =======     =======  =======

        Preferred Dividend Requirements:
F.        Allowance for Preferred Stock Dividends
            Under IRC Sec 247                        $    242  $     970  $    242  $   970  $   970  $ 1,387 (1) $ 2,161  $ 3,230
G.        Less Allowable Dividend Deduction               (31)      (127)      (31)    (127)    (127)    (127)       (127)    (127)
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
H.        Net Subject to Gross-up                         211        843       211      843      843    1,260       2,034    3,103
I.        Ratio of Earnings before Income
            Taxes to Net Income (C/A)                   1.497      1.617     1.678    1.672    1.736    1.694       1.667    0.827
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
J.        Pref. Dividend (Pre-tax) (H x I)                316      1,363       354    1,409    1,463    2,134       3,391    2,566
K.        Plus Allowable Dividend Deduction                31        127        31      127      127      127         127      127
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
L.        Preferred Dividend Factor                       347      1,490       385    1,536    1,590    2,261       3,518    2,693
M.        Fixed Charges (D)                             5,551     21,856     4,930   18,281   19,025   23,024      25,725   29,628
                                                     --------  ---------  --------  -------  -------  -------     -------  -------
N.        Total Fixed Charges and Preferred
            Dividends                                $  5,898  $  23,346  $  5,315  $19,817  $20,615  $25,285     $29,243  $32,321
                                                     ========  =========  ========  =======  =======  =======     =======  =======
O.        Ratio of Earnings to Fixed Charges (E/D)        2.9        3.6       3.6      4.3      4.5      3.9         3.1      2.2
                                                     ========  =========  ========  =======  =======  =======     =======  =======
P.        Ratio of Earnings to Fixed Charges and
          Preferred Dividends (E/N)                       2.7        3.4       3.3      3.9      4.2      3.5         2.7      2.1
                                                     ========  =========  ========  =======  =======  =======     =======  =======

(1) Reflects SFAS No. 150, titled Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.

(2) The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.